                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                  NETZERO, INC.
             -------------------------------------------------------
                                (Name of Issuer)




                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
             -------------------------------------------------------
                         (Title of Class of Securities)




                                   64122R 10 9
             -------------------------------------------------------
                                 (CUSIP Number)


                                 APRIL 21, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]      Rule 13d-1(b)

               [X]      Rule 13d-1(c)

               [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

-----------------------                                        -----------------
CUSIP NO. 64122R  10  9               13G                      PAGE 2 OF 4 PAGES
-----------------------                                        -----------------

--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
 1         I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           QUALCOMM INCORPORATED       95-3685934
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------

     NUMBER OF                5   SOLE VOTING POWER

      SHARES                      11,499,627
                              --------------------------------------------------
   BENEFICIALLY
                              6   SHARED VOTING POWER
     OWNED BY
                                  0
       EACH                   --------------------------------------------------
                              7   SOLE DISPOSITIVE POWER
     REPORTING
                                  11,499,627
      PERSON                  --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER
       WITH:
                                  0

--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,499,627
--------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.9%
--------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------



                               Page 2 of 4 Pages

-----------------------                                        -----------------
CUSIP NO. 64122R  10  9               13G                      PAGE 3 OF 4 PAGES
-----------------------                                        -----------------


ITEM 1   (A)   NAME OF ISSUER:

                             NETZERO, INC.

ITEM 1    (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                             2555 TOWNSGATE ROAD
                             WESTLAKE VILLAGE, CA  91361

ITEM 2    (A)  NAME OF PERSON FILING:
                             QUALCOMM INCORPORATION

ITEM 2    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                             2555 TOWNSGATE ROAD
                             WESTLAKE VILLAGE, CA  91361

ITEM 2    (C)  CITIZENSHIP:
                             UNITED STATES

ITEM 2    (D)  TITLE OF CLASS OF SECURITIES:
                             COMMON STOCK, PAR VALUE $0.001 PER SHARE

ITEM 2    (E)  CUSIP NUMBER
                             64122R  10  9

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
                             NOT APPLICABLE

ITEM 4         OWNERSHIP.
               (a) Amount Beneficially Owned:  Shares 11,499,627
               (b) Percent of Class:  9.9%
               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote:                11,499,627
                   (ii)  shared power to vote or to direct the vote:                       0
                   (iii) sole power to dispose or to direct the disposition of:   11,499,627
                   (iv)  shared power to dispose or to direct the disposition of:          0

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                             NOT APPLICABLE

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                             NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                             NOT APPLICABLE

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                             NOT APPLICABLE

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.
                             NOT APPLICABLE

ITEM 10        CERTIFICATION.
                             NOT APPLICABLE



                               Page 3 of 4 Pages

-----------------------                                        -----------------
CUSIP NO. 64122R  10  9               13G                      PAGE 4 OF 4 PAGES
-----------------------                                        -----------------



                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    April 28, 2000
                                       -----------------------------------------
                                                         Date

                                                  /s/ STEVE ALTMAN
                                       -----------------------------------------
                                                       Signature

                                                      Steve Altman
                                       -----------------------------------------
                                                         Name

                                       Executive Vice President, General Counsel
                                       -----------------------------------------
                                                         Title



                               Page 4 of 4 Pages